SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) October 17, 2014

Brooklyn Cheesecake & Desserts Company, Inc.
(Exact name of registrant as specified in its charter)

New York	1-13984	13-3832215
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No)

2070 Central Park Avenue, 2nd Floor, Yonkers, NY	10710
(Address of principal executive offices)	(Zip Code)

(914) 361-1420
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On October 17, 2014, (the “Execution Date”), Brooklyn Cheesecake & Desserts Company, Inc. (the “Company”) entered into that certain Membership Interest Purchase Agreement (the “Purchase Agreement”) by and among Here to Serve Holding Corporation, a Delaware corporation, as seller (“Seller”), the Company, as parent, Brooklyn Cheesecake & Dessert Acquisition Corp., a wholly-owned subsidiary of the Company, as buyer (“Buyer”), the Chief Executive Officer of the Company (“Company Executive”), the majority shareholder of the Company (“Company Majority Shareholder”) and certain shareholders of Seller (the “Seller Shareholders”), pursuant to which Buyer will acquire from Seller all of Seller’s right, title and interest in and to (i) 100% of the membership interests of Here to Serve – Missouri Waste Division, LLC d/b/a Meridian Waste, a Missouri limited liability company (“HTS Waste”); (ii) 100% of the membership interests of Here to Serve Technology, LLC, a Georgia limited liability company (“HTS Tech”); and (iii) 100% of the membership interests of Here to Serve – Georgia Division, LLC, a Georgia limited liability company (“HTS Waste Georgia”, and together with HTS Waste and HTS Tech, collectively, the “Membership Interests”).  As consideration for the Membership Interests, (i) the Company shall issue to Seller 9,054,134 shares of the Company’s common stock, (the “Common Stock”); (ii) the Company shall issue to the holder of Class A Preferred Stock of Seller (“Seller’s Class A Preferred Stock”) 51 shares of the Company’s to-be-designated Class A Preferred Stock (the “Class A Preferred Stock”), which Class A Preferred Stock shall have the rights and preferences as described in the Purchase Agreement; (iii) the Company shall issue to the holder of Class B Preferred Stock of Seller (Seller’s Class B Preferred Stock”) an aggregate of 71,120 shares of the Company’s to-be-designated Class B Preferred Stock (the “Class B Preferred Stock”), which Class B Preferred Stock shall have the rights and preferences as described in the Purchase Agreement ( the Common Stock, the Class A Preferred Stock and the Class B Preferred Stock are referred to as the “Purchase Price Shares;”), and (iv) the Company shall assume certain assumed liabilities.

As further consideration, at the closing of the transaction contemplated under the Purchase Agreement, (i) in satisfaction of all accounts payable and shareholder loans, Seller will pay to Company Majority Shareholder $70,000 and (ii) Seller will purchase from Company Majority Shareholder 230,000 shares of the Company’s common stock for a purchase price of $230,000, with such shares to be cancelled immediately after such purchase.  Pursuant to the Purchase Agreement, to the extent Purchase Price Shares are issued to individual shareholders of Seller at or upon closing of the Purchase Agreement: (i) shares of common stock of the Seller held by the individuals listed on Schedule 2.2 of the Purchase Agreement will be cancelled in accordance with such Schedule 2.2; (ii) 1,000,000 shares of Seller’s Class A Preferred Stock will be cancelled; and (iii) 71,120 shares of Seller’s Class B Preferred Stock will be cancelled.

In addition to the foregoing, the closing of the Purchase Agreement is contingent upon the satisfaction of the closing conditions set forth in the Purchase Agreement.  The closing of the Purchase Agreement will result in a change of control of Brooklyn Cheesecake & Desserts Company, Inc.

The descriptions of the Purchase Agreement set forth above is qualified in its entirety by reference to the full text of such agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Membership Interest Purchase Agreement dated as of October 17, 2014*

*           Exhibits and schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. Brooklyn Cheesecake & Desserts Company, Inc. agrees to furnish a supplemental copy of an omitted exhibit or schedule to the SEC upon request.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROOKLYN CHEESECAKE & DESSERTS COMPANY, INC.

By:	/s/ Anthony J. Merante
Anthony J. Merante, CEO

Dated: October 22, 2014